Exhibit 99.1

THIS EXCHANGE OFFER  IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE EXCHANGE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

THIS DOCUMENT HAS BEEN TRANSLATED FROM THE HEBREW-LANGUAGE ORIGINAL FOR REFERENCE PURPOSES ONLY. WHILE THIS ENGLISH TRANSLATION IS BELIEVED TO BE GENERALLY ACCURATE, IT IS SUBJECT TO, AND QUALIFIED BY, IN ITS ENTIRETY, THE HEBREW-LANGUAGE ORIGINAL. SUCH HEBREW-LANGUAGE ORIGINAL SHALL BE THE CONTROLLING DOCUMENT FOR ALL PURPOSES.

March 11, 2015

TOWER SEMICONDUCTOR LTD. (the "Company")

Shelf Offering Report (also constituting a Purchase Offer Specification) by Way of Partial Exchange Offer

Pursuant to the Company's Shelf Prospectus dated February 18, 2013, whose effectiveness was extended on January 15, 2015 for an additional twelve (12) months extending its effectiveness until February 17, 2016, and as further amended on March 10, 2015 (the "Shelf Prospectus" or "Prospectus"), in accordance with the provisions of the Israeli Companies Law, 1999 (the "Companies Law"), the Securities Regulations (Shelf Offering of Securities), 2005 (the "Shelf Offering Regulations"), and the Securities Regulations (Purchase Offer), 2000 (the "Purchase Offer Regulations"), the Company hereby extends to holders of the Company's Series F debentures (convertible into ordinary shares par value NIS 15.00 each, of the Company) (the "Offerees") an offer to exchange up to an aggregate of NIS 145,280,000 Series F debentures par value held by them and registered for trade on the Tel Aviv Stock Exchange Ltd. (the "TASE") by means of an exchange offer, for Ordinary Shares par value NIS 15.00 each, of the Company (the "Ordinary Shares"), to be issued and registered for trading on the TASE, as set forth in this shelf offering report (the "Offering Report"). The Offering Report includes and constitutes a purchase offer specification under the Purchase Offer Regulations, mutatis mutandis.

Terms used, but not otherwise defined herein shall have the meaning ascribed to them in the Shelf Prospectus.

Under this Offering Report, the Company offers to the Offerees and undertakes to exchange up to NIS 145,280,000 Series F debentures par value of the Company held by the Offerees for Ordinary Shares of the Company to be issued (the "Series F Debentures Exchange Offer", the "Exchange Offer" or the "Purchase Offer"), having an exchange ratio of NIS 36 Series F debentures par value per each Ordinary Share, such that if the Series F Debentures Exchange Offer is fully accepted, the Company shall issue an aggregate of 4,035,556 Ordinary Shares to the Offerees.

The Series F debentures which shall be exchanged as described above shall be canceled immediately upon purchase, and shall be delisted from trade on the TASE. The Company shall request the TASE clearing house to promptly withdraw the certificates of the Series F debentures which shall be exchanged by the Company. It is hereby clarified that deregistration of the purchased Series F debentures shall be carried out only after completing the issuance of the Ordinary Shares.

According to the Israeli Tax Authority's position, the exchange of Series F debentures by the Offerees who accept the Exchange Offer, is a tax event for all purposes. For further details regarding the calculation of the consideration and tax consequences, see Section 13 herein.

Holders of Series F debentures not registered in the Company's register of Series F debentures1, can submit notices of acceptance of the offer to the Coordinator, Bank Mizrahi-Tefahot Ltd. of 7 Jabotinsky Road, Ramat-Gan, Israel (the "Coordinator") by the applicable TASE member where the securities have been deposited.

Acceptance notices may be submitted commencing on the date of the Offering Report and until 14:00 (Isreal time) on March 25, 2015 (the "Acceptance Period"). The last date for submission of acceptance notices through a TASE member as mentioned above is 14:00 (Isreal time) on March 25, 2015 (the "Last Acceptance Date").

Acceptance notices may be submitted on Business Days2, Sundays through Thursdays, between the hours 9:00-16:00 (Isreal time), commencing on the date of the Offering Report and until the lapse of the Acceptance Period. Until one Business Day prior to the Last Acceptance Date, the Company may amend the offer in the manner prescribed in Regulation 22(a) of the Purchase Offer Regulations, by improving the terms offered to the Offerees, and to further amend, until one Business Day prior to the Last Acceptance Date, in the manner prescribed in Regulation 22(c) of the Purchase Offer Regulations, any amendment which would not impact the Offerees' judgment regarding the benefits of the Purchase Offer.

In accordance with Regulation 4(b)(3) of the Purchase Offer Regulations, in the event circumstances have occurred which were unknown to the Company and the Company was not required to know of, or the Company did not foresee and was not required to so foresee in advance, and the terms of the Purchase Offer as a result of such circumstances have become materially different from the terms which a reasonable offeree would have proposed had he known of such circumstances on the date of this Offering Report, the Company may withdraw the Purchase Offer, and it shall provide a notice of such withdrawal as prescribed in Regulation 25 of the Purchase Offer Regulations.

1 As of the date of this report, all Series F debentures are held under the name of the Bank Leumi Nominee Company Ltd.

2 "Business Day" is every day on which the TASE Clearing House and most of the Israeli banks are open for business.

As of the date of this Offering Report, the Company has not received any notice from any of the Offerees regarding their intention to either accept or not accept the Exchange Offer.

For details regarding the Series F debentures, see Section 2.1 herein.

This Offering Report shall not limit the Company from performing other purchase offers in the future, either under the same terms or otherwise, in its sole discretion, subject to any law.

The Exchange Offer of the Series F debentures for Ordinary Shares is exempt from registration under the U.S. Securities Act of 1933, as amended (the"Securities Act"),or under any securities laws of any state or other jurisdiction of the United States. The Exchange Offer is being made in Israel and in the United States as a Tier 1 offering exempt from the registration requirements of the Securities Act provided by Rule 802  promulgated under the Securities Act ("Rule 802"), and, accordingly, is not limited to Israeli residents only. Pursuant to the opinion of the Company's U.S. counsel (the "Opinion")  furnished by the Company to the TASE prior to the date of this Offering Report, the offering of the Ordinary Shares under the Offering Report is exempt from registration in accordance with Rule 802. The Opinion is based on an examination of this Offering Report, performed prior to the date hereof, pursuant to which the Company's U.S. counsel is of the opinion that with respect to applicable U.S. securities laws, the Company may offer the Ordinary Shares offered under this Offering Report to the public in Israel, to register them for trading on the TASE, and to provide for their purchase through the TASE clearing house. Accordingly, the Company may offer the Ordinary Shares offered under this Offering Report to the public in Israel, to register them for trading on the TASE, and to enable purchases through the TASE clearing house.

The Exchange Offer is being made subject to Israeli disclosure requirements which are different from certain United States disclosure requirements and which have been translated for your reference. The Company received an exemption from the ISA in accordance with the Securities Law, 1968 (the "Securities Law"), according to which, the Company is exempt from including certain details required under the Securities Regulations (Details, Structure and Form of Prospectus and Draft Prospectus), 1969 (the "Prospectus Details Regulations"), provided that (i) the Company shall furnish to the ISA an opinion according to which in the event the Company would have offered securities to the public through a shelf offering report under the Securities Act, the Company would have been permitted to do so using a Form F-4 and the Prospectus meets the substantive requirements of Form F-4 (except for sections in the Hebrew language and certain sections which are technical by nature, which would have been included in the Form F-4), (ii) the Company shall furnish to the ISA a similar opinion simultaneously with the publication of the relevant offering report and (iii)  the Company shall undertake that in the event of its ordinary shares being deregistered from trading on the TASE, it shall file reports to the TASE in accordance with the Securities Law, for so long as its securities (other than its ordinary shares) are registered for trading on the TASE or held by the public in Israel. Pursuant to this exemption, the Company prepared this Offering Report based on the requirements set forth in the Exchange Act and the SEC rules regarding Form F-4, in addition to the details required under the Prospectus Details Regulations. Accordingly, this Offering Report meets the substantive requirements of Form F-4 applicable to the Company regarding registration of the Ordinary Shares in the United States, except for certain sections and exhibits which are not included in the Shelf Prospectus and in the Offering Report, which are not material for the offering of securities in Israel, or which are addressed in certain sections of the Shelf Prospectus and Offering Report in the Hebrew language in accordance with the Prospectus Details Regulations, as described above. As mentioned above, the Exchange Offer filed in Israel under the Israeli law has been translated for your reference.

The decision to purchase the Ordinary Shares must be based only on the information included in the Offering Report (including the information incorporated therein by reference). The Company has not permitted any other person or entity to provide information different than that included herein.

Since the Series F debentures were issued in one or more offerings exempt from registration under the Securities Act, the Ordinary Shares will not be "restricted" securities under Rule 144 promulgated under the Securities Act and will not be subject to any holding period under Rule 144. Other than transactions by persons who are "affiliates" of the Company or who are "underwriters" or "dealers" (as such terms are defined under the Securities Act) with respect to such shares, resale in ordinary trading transactions on TASE or NASDAQ of the Ordinary Shares issuable upon exchange of the Series F debentures may also be made without restriction or holding period or any need for registration under the Securities Act.

The Ordinary Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC"), any other federal or state securities commission in the United States or any other U.S. regulatory authority, nor have any such authorities passed upon or endorsed the merits of the Exchange Offer or confirmed the accuracy or determined the adequacy of this Offering Report. Any representation to the contrary is a criminal offense in the United States.

This Exchange Offer shall be governed exclusively by the laws of the State of Israel, and the exclusive jurisdiction and venue of the courts shall be of the State of Israel, and the Offerees, by consenting to purchase the offered Ordinary Shares, consent to such exclusive jurisdiction and venue of courts.

The Company is organized under the laws of Israel. All of the officers and directors of the Company are residents of countries other than the United States. In addition, the majority of the Company's assets are located outside the United States. Furthermore, it may be difficult for U.S. holders of the Series F debentures to pursue a claim they may have arising under the U.S. federal securities laws, as it may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment or enforce a judgment of a U.S. court against persons and assets located outside the United States.

Each U.S. holder of the Series F debentures is urged to consult its own tax, legal and financial advisors about the particular consequences to them of the Exchange Offer.

The date of the report (also constituting a purchase offer specification): March 11, 2015

1.	Introduction

Pursuant to the Shelf Prospectus of Tower Semiconductor Ltd. (the "Company"), dated February 18, 2013, which was extended on January 15, 2015 for an additional twelve (12) months until February 17, 2016, and as amended on March 10, 2015 (the "Shelf Prospectus" or the "Prospectus), in accordance with the provisions of the Israeli Companies Law, 1999 (the "Companies Law"), the Securities Regulations (Shelf Offering of Securities), 2005, and the Securities Regulations (Purchase Offer), 2000 (the "Purchase Offer Regulations"), the Company extends to holders of its Series F debentures (the "Offerees") to exchange up to an aggregate of NIS 145,280,000 Series F debentures par value held by them and registered for trade on the Tel Aviv Stock Exchange Ltd. (the "TASE") by means of an exchange offer for ordinary shares par value NIS 15.00 each of the Company (the "Ordinary Shares"), to be issued and registered for trade on the TASE, as set forth in this shelf offering report (the "Offering Report"). This Offering Report includes and serves as a Purchase Offer specification in accordance with the Purchase Offer Regulations, mutatis mutandis.

Terms used, but not otherwise defined herein shall have the meaning ascribed to them in the Shelf Prospectus.

The Company was incorporated in Israel in 1993 as a private company under the provisions of the Israeli Companies Ordinance, 1983. On November 10, 1994 the Company became a publicly traded company, pursuant to the registration of the Company's shares for trade on the NASDAQ. On January 4, 2001, the Company's shares were also listed for trade on the TASE, under the dual-listing procedure.

The Company's registered office is located at Ramat Gavriel Industrial Park, Migdal Haemek, Israel 23105.

2.	Details Concerning the Debentures Offered for Purchase by Means of a Partial Exchange Offer

2.1.	Series F Debentures

As of the date of this Offering Report, the outstanding Series F debentures listed for trade on the TASE have a par value of NIS 425,939,236. As of March 10, 2015, the outstanding Series F debentures had a fair market value of NIS 794,802,615. NIS 400,000,000 Series F debentures par value were initially issued under an amended shelf offering report dated October 26, 2010, an additional NIS 332,210,000 Series F debentures par value were issued under a shelf offering report dated February 21, 2012, and an additional NIS 108,250,000 Series F debentures par value were issued as part of a private placement in October 2012.

The Series F debentures are linked (principal amount and interest) to the U.S. Dollar (the base U.S. Dollar exchange rate for the registered Series F debentures is the exchange rate as of October 26, 2010, are repayable in two equal installments on December 31, 2015 and December 31, 2016, carry an interest rate of 7.8% per annum payable from December 31, 2010 until December 31, 2016 (inclusive), in two installments in each calendar year, on June 30 and December 31, for the six months period ended the day prior to the repayment date (i.e., an interest rate of 3.9% per every interest period), unless converted into shares prior to the repayment date of each installment.

The Series F debentures are convertible into the Company's Ordinary Shares par value NIS 15.00 each, on every trading day commencing September 27, 2012 through December 15, 2016 (with the days between December 16, 2015 and December 31, 2015 excluded), having a conversion rate of NIS 36.2765 Series F debentures par value per one Ordinary Share. Conversion rights not exercised by the above applicable date, shall be cancelled. If the last conversion date, or the last conversion date before partial redemption, is a non-trading day, the above applicable date shall be postponed to the following trading day.

The Series F debentures are not secured by any pledge or lien and are not rated by any rating company.

2.1.1.	Following are the Series F debentures high and low closing prices for each of the twelve months prior to this Offering Report1:

	Low Price (NIS 0.01) *		High Price (NIS 0.01) *
Month	Date	Closing Price	Date	Closing Price
February, 2014	February 4, 2014	82.64	February 24, 2014	89.57
March, 2014	March 3, 2014	89.57	March 24, 2014	94.72
April, 2014	April 30, 2014	93.04	April 2, 2014	97.81
May, 2014	May 7, 2014	92.19	May 28, 2014	97.06
June, 2014	June 30, 2014	92.97	June 8, 2014	97.06
July, 2014	July 1, 2014	92.97	July 22, 2014	103.17
August, 2014	August 10, 2014	99.09	August 31, 2014	111.04
September, 2014	September 30, 2014	107.93	September 8, 2014	116.58
October, 2014	October 14, 2014	104.53	October 30, 2014	110.94
November, 2014	November 2, 2014	111.04	November 30, 2014	135.52
December, 2014	December 1, 2014	134.55	December 8, 2014	150.29
January, 2015	January 7, 2015	139.50	January 28, 2015	174.00
February, 2015	February 19, 2015	143.50	February 25, 2015	176.00
March, 2015 **	March 1, 2015	178.30	March 3, 2015	197.70

*     Closing prices adjusted for interest payments
**   Until March 10, 2015

1 In several cases, the date specified is one of a number of dates in which the stated high or low closing price was recorded.

2.1.2.
The average price of Series F debentures on trading days on the TASE during the six month period prior to the date of this Offering Report, i.e., from September 10, 2014 until March 10, 2015, was NIS 1.3646 per Series F debenture.

2.1.3.	As published by the TASE, the closing price of the Series F debentures at the end of March 10, 2015 was NIS 1.8660 per Series F debenture.

2.1.4.	The adjusted value of NIS 1 Series F debentures par value, as of March 10, 2015 was NIS 1.1294.

2.1.5.	The exchange ratio of Series F debentures is par value NIS 36 per one Ordinary Share (the "Exchange Ratio").

2.1.6.	For details regarding calculation of the tax resulting from the sale of the exchanged debenture, see Section 13.2 of the Offering Report.

3.	Details regarding the Consideration

3.1.
The Company is enabling the Offerees to exchange up to an aggregate of NIS 145,280,000 Series F debentures par value of the Company held by them, in consideration for issuance of up to an aggregate of 4,035,556 Ordinary Shares, which shall be issued and registered for trade on the TASE and, in parallel, on the NASDAQ.

3.2.
The rights attached to the offered Ordinary Shares shall be equivalent to the rights attached to the shares existing in the Company's share capital on their issuance date, and shall entitle their owners to all cash dividends or bonus shares or any other distribution which shall be declared and/or distributed by the Company after their issuance.

3.3.	The Ordinary Shares shall be registered in the Company's shareholders register under the name of Bank Leumi Nominee Company Ltd.

3.4.
Assuming that all of the Ordinary Shares offered under this Offering Report shall be issued in exchange for all of the Series F debentures offered to be exchanged, such Ordinary Shares shall represent 5.66% of the Company's issued share capital immediately following such issuance and 3.87% of the Company's issued share capital on a fully diluted basis.

3.5.
As of the date of this Offering Report, the Company's registered share capital consists of 150 million Ordinary Shares and its issued share capital consists of 67,412,889 Ordinary Shares. Assuming that all of the Ordinary Shares offered under this Offering Report shall be issued in exchange for all of the Series F debentures offered to be exchanged, the Company's issued share capital shall consist of 71,448,445 Ordinary Shares (immediately following such issuance) and 104,306,850 Ordinary Shares on a fully diluted basis (assuming exercise of all of the Company's convertible securities as of the date hereof (including convertible securities for which the exercise and/or conversion price is higher than the market price per share as of the date hereof ("out of the money")).

3.6.	For details concerning the rights attached to the Ordinary Shares, see Chapter 5 of the Prospectus (which contains excerpts of the provisions of the Articles of Association of the Company).

3.7.
For the avoidance of doubt, it is hereby clarified that pursuant to the purchase of Series F debentures under this Offering Report, holders of Series F debentures who accept this offer shall not be entitled to interest payments made by the Company to holders of Series F debentures, after the purchase date (including interest payments for the proportionate portion of the interest accumulated prior to the completion of the purchase).

3.7.1.	Following are the Ordinary Shares high and low closing prices for each of the twelve months prior to the date of this Offering Report:

	Low Price (NIS 0.01) *		High Price (NIS 0.01) *
Month	Date	Closing Price	Date	Closing Price
February, 2014	February 4, 2014	2,076	February 16, 2014	2,595
March, 2014	March 3, 2014	2,635	March 23, 2014	3,215
April, 2014	April 30, 2014	2,702	April 2, 2014	3,455
May, 2014	May 8, 2014	2,620	May 28, 2014	3,307
June, 2014	June 29, 2014	3,079	June 1, 2014	3,291
July, 2014	July 1, 2014	3,144	July 22, 2014	3,858
August, 2014	August 18, 2014	3,478	August 31, 2014	4,142
September, 2014	September 30, 2014	3,750	September 8, 2014	4,318
October, 2014	October 14, 2014	3,299	October 6, 2014	3,810
November, 2014	November 2, 2014	3,748	November 27, 2014	5,010
December, 2014	December 29, 2014	4,865	December 8, 2014	5,525
January, 2015	January 7, 2015	4,991	January 28, 2015	6,300
February, 2015	February 19, 2015	5,134	February 25, 2015	6,309
March, 2015 **	March 1, 2015	6,410	March 3, 2015	7,082

* Adjusted closing prices. ** Until March 10, 2015

3.7.2.
The average price of Ordinary Shares during trading days on the TASE for the three months period prior to the date of this Offering Report, i.e., for the period between December 10, 2014 through March 10, 2015, was NIS 55.72 per share.

3.7.3.
As published by the TASE, the closing price of Ordinary Shares at the end of the trading day on March 10, 2015 was NIS 66.80 per share. The ratio, in percentage, between the price of the Series F debentures at the end of March 10, 2015, as specified in Section 2.1.3 above, multiplied by the Exchange Ratio, and the closing price of the Ordinary Shares at the end of the trading day on March 10, 2015, as specified above, is 100.56%.

3.7.4.
For the avoidance of doubt, this Exchange Offer is not due to any debt arrangement resulting from financial difficulties, as such term is defined under the Securities Regulations (Periodic and Immediate Reports), 1970.

3.7.5.	The Series F debentures Exchange Ratio was set in accordance with the fair market value of the Series F debentures, including a premium.

4.	The Company's Undertaking in the Exchange Offer is Subject to the Following Conditions:

4.1.
In accordance with Regulation 4(b)(3) of the Purchase Offer Regulations, in the event circumstances unknown to the Company took place and the Company was not required to know of such, or the Company did not foresee and was not required to so foresee such in advance, and the terms of the Exchange Offer as a result of such circumstances materially deviated from the terms which a reasonable offeror would have proposed had he known of such circumstances on the date of this Offering Report, the Company shall be entitled to withdraw the Exchange Offer, provided that the Company shall provide a notice of such withdrawal to the Coordinator (as defined herein) by the Last Acceptance Date (as defined herein).

4.2.
Should the Company withdraw the Exchange Offer, it shall immediately notify the Israeli Securities Authority (the "ISA"), the TASE and the Coordinator. In addition, the Company shall publish a notice in two daily newspapers of mass circulation and published in Israel in the Hebrew language, regarding its withdrawal from the Exchange Offer, within one Business Day following said withdrawal. The notice shall include the circumstances by which the Company withdrew the Exchange Offer.

4.3.
In the event the Company shall withdraw the Exchange Offer as aforesaid, the Exchange Offer shall not take place, this Offering Report shall be cancelled and its provisions shall not bind the Company. In any event, the Company shall be entitled to publish an additional Exchange Offer at any time, without being bound to the provisions of this Exchange Offer, subject to the provisions set forth in the Purchase Offer Regulations.

4.4.	In the event the Company withdrew the Exchange Offer as aforesaid, the Coordinator shall act as set forth in Section 6.6 herein.

5.	Details Concerning Acceptance of the Exchange Offer

5.1.	The Exchange Offer shall be conducted by the Coordinator: Bank Mizrahi-Tefahot Ltd. (Telephone: 03-7559084; Fax: 03-7559747) (the "Coordinator").

5.2.
The last date for submission of Acceptance Notices (as defined herein) to a TASE member is on March 25, 2015 by 14:00 (Israel time) (the "Last Acceptance Date"). Submission of Acceptance Notices by the TASE members to the Coordinator shall be made in accordance with Section 6.3 below. Acceptance Notices may only be submitted on Business Days, Sundays through Thursdays, between the hours 9:00-16:00 (Israel time), commencing on the date of the Offering Report and until the Last Acceptance Date. In the event that the Last Acceptance Date is not a Business Day or a Trading Day, the last date for submission of acceptance notices shall be postponed to the following Business Day and Trading Day by 14:00 (Israel time), which shall be considered as the "Last Acceptance Date" and all the following dates specified in the Offering Report shall be postponed accordingly.

5.3.
"Business Day" in this Offering Report – each day during which the TASE clearing house and most of the Israeli Banks are open for transactions"; Trading Day" in this Offering Report – each day during which trading takes place on the TASE.

5.4.
In accordance with Regulation 6(b) of the Purchase Offer Regulations, during the Acceptance Period the Company may postpone the Last Acceptance Date by filing a notice with the ISA and the TASE, which shall be published within one Business Day from its delivery date in newspapers as prescribed under the Securities Regulations (Publication of Notices in Newspapers), 2008 (the "Publication Regulations"), provided that such notice was submitted no later than one Business Day prior to the Last Acceptance Date and further provided that the postponed Last Acceptance Date shall be a Trading Day, not later than 60 days following the date of this specification.

5.5.
Notwithstanding the provisions of Section 5.2 above, the Company shall not be authorized to postpone the Last Acceptance Date if the Coordinator did not confirm that his undertaking specified in Section 10 herein shall also be in force under the new circumstances or if the Company did not receive such undertaking from another TASE member.

6.	Acceptance of Holders of Series F Debentures

6.1.
Acceptance of an Offeree who holds Series F debentures through a TASE member2 (the "Unlisted Holder" and the "TASE Member", respectively), to the Exchange Offer shall be by delivery of a notice to the TASE Member with which his securities deposit is managed, duly signed by the Unlisted Holder or by his proxy. Such notice shall be in the form attached hereto as Exhibit A (the "Unlisted Holder's Acceptance Notice").

6.2.
An Unlisted Holder's Acceptance Notice which is not delivered to the TASE Member by the Last Acceptance Date shall not be accepted. The Unlisted Holder's Acceptance Notice (the "Acceptance Notices") shall include the affidavit and undertaking set forth in the Acceptance Notice, according to which the debentures are free and clear of any liens, pledges, undertakings, debts or any third party rights on the date of the notice and thereafter until their transfer to the Company in accordance with the Offering Report, and the Offeree's undertaking not to grant to any third party,  any rights to the Series F debentures, and not to otherwise dispose of such debentures,  whether through the TASE or otherwise, until their transfer under the Company's name, including during the period commencing on the Last Acceptance Date and until the publication of the last report concerning the results of the Exchange Offer and/or until the Issuance Day.

2  As of the date of this Report, all the Series F debentures are held by Bank Leumi Nominee Company Ltd.

6.3.
The TASE Member shall provide the Coordinator with a single notice on behalf of all Unlisted Holders who have provided it with Acceptance Notices, at the Coordinator's office, by 16:00 (Israel time) on the Last Acceptance Date in the form attached hereto as Exhibit B (the "TASE Member's Notice"). The TASE Member's Notice shall include a TASE Member affidavit that the debentures are free and clear of any liens, pledges, undertakings, debts or any third party rights on the date of the notice and thereafter until their transfer to the Company in accordance with the Offering Report, and the TASE Member's undertaking not to grant any third party with any rights to the Series F debentures and not to perform any disposition in relation thereof, any conversion to shares or any transaction, whether through the TASE or otherwise, until their transfer under the Company's name, including during the period commencing on the Last Acceptance Date and until the publication of the last report concerning the results of the Exchange Offer and/or until the Issuance Day, and the TASE Member's consent that in the event of a partial sale, the Company shall purchase only the proportionate part of the Series F debentures for which Acceptance Notices were provided in accordance with the mechanism specified in Regulation 7(c) of the Purchase Offer Regulations and in accordance with this specification. A TASE Member's Notice which shall be delivered to the Coordinator after 16:00 (Israel time) on the Last Acceptance Date shall not be accepted.

6.4.
The Coordinator shall provide the Company, by 17:00 (Israel time) on the Last Acceptance Date, with an Acceptance Notice which shall include all of the TASE Member's Notices received by him. The Series F debentures specified in the TASE Member's Notices, which were accepted by the Company, shall be transferred on the Last Acceptance Date or on the following day to the Coordinator's account in the TASE clearing house.

6.5.
In accordance with Regulation 7(b) of the Purchase Offer Regulations, an Unlisted Holder who provided an Acceptance Notice may withdraw his Acceptance Notice by the Last Acceptance Date ("Withdrawal from Acceptance Notice"). Withdrawal from Acceptance Notice shall be effected by providing a written notice concerning the cancellation of the Acceptance Notice, duly executed by the Unlisted Holder or his proxy (the "Annulment Notice"), which shall be delivered to a TASE Member. The Annulment Notice shall include its signing date and time. It is hereby clarified that the Withdrawal from Acceptance Notice may be executed only by delivering an Annulment Notice to a TASE Member no later than the Last Acceptance Date.

6.6.
In the event the Company shall withdraw the Exchange Offer, as specified in Section 4 above, the Company shall return to the TASE Member, through the Coordinator, the TASE Member's Notice regarding the Series F debentures, and the TASE Member shall return to the Unlisted Holders their respective Unlisted Holder's Acceptance Notices received by him.

7.	Exchange of Securities under the Exchange Offer

7.1.	The Company shall publish an immediate report by no later than the first Business Day following the Last Acceptance Date, concerning the results of the Exchange Offer under the Offering Report.

7.2.
The Ordinary Shares shall be issued to the Offerees by the third Business Day following the Last Acceptance Date, which is also a Trading Day (the "Issuance Day"), in the manner prescribed under Section 8 herein. In the event that the third Business Day following the Last Acceptance Date is not a Trading Day, the Issuance Day shall be postponed to the earliest following Trading Day, and such day shall be considered as the Issuance Day, provided that it shall be after the deposit of the Series F debentures in the TASE clearing house.

7.3.
The consideration (Ordinary Shares) shall be transferred to the Offerees, in the amount to which they are entitled in accordance with the Offering Report, by the Coordinator, by crediting the account of the Unlisted Holder as specified in the Acceptance Notice provided through the TASE Clearing House and the TASE Member.

7.4.
By the end of the Issuance Day, the Coordinator shall credit the Company, through the TASE Clearing House in the account which the Company shall instruct the Coordinator (the "Company's Deposit Account"), with the Series F debentures for which Acceptance Notices were provided, and all subject to the terms and conditions set forth in this Offering Report.

7.5.
If the issuance of the Ordinary Shares resulting from the Exchange Offer shall result in fractional Ordinary Shares, such fractional Ordinary Shares to which the Unlisted Holders holding Series F debentures through TASE Members shall be entitled, adding up to one Ordinary Share, shall be sold by the TASE Member through which such Series F debentures are held. The consideration received from such sale, if any, based on the issuance price and subtracting the sale expenses at a rate equal to 1% of the consideration and any other fee or tax imposed, shall be distributed in accordance with such holders rights by cash checks or bank credit, no later than 15 days following their sale. Notices in accordance with the above shall be sent to such Unlisted Holders by the TASE Members though which such holders hold their Series F debentures.

7.6.
Except as set forth in Section 6.5 above, the Acceptance Notices are irrevocable. Each Offeree who provided an Acceptance Notice as set forth in this specification shall be considered to have undertaken, by means of the Acceptance Notice, to purchase the Ordinary Shares to be issued to him as a result of a full or partial receipt of his Acceptance Notice, in accordance with the terms of the Offering Report, and shall be obliged to sell the Series F debentures to the Company and receive ownership of all of the Ordinary Shares which he shall be entitled to receive in accordance with the terms set forth in the Offering Report.

8.	Issuance of Ordinary Shares

8.1.	The Ordinary Shares shall be issued to Offerees who submitted Acceptance Notices, as set forth in this Offering Report, as follows:

8.1.1.
If the total number of Ordinary Shares to be issued by the Company pursuant to the Acceptance Notices (in accordance with the Exchange Ratio) is equal to or less than the total amount of Ordinary Shares offered herein, all Acceptance Notices shall be fully accepted.

8.1.2.
If the total number of Ordinary Shares to be issued pursuant to the Acceptance Notices (in accordance with the Exchange Ratio) shall exceed the total amount of Ordinary Shares offered herein, the Acceptance Notices shall be accepted on a pro-rata basis, such that each Offeree shall receive a portion which equals the proportion between the number of Ordinary Shares to be issued in accordance with the Exchange Ratio for the Series F debentures included in their respective Acceptance Notice and the total amount of Ordinary Shares included in all Acceptance Notices, rounded to a whole share, in accordance with the generally accepted rounding rules.

8.1.3.
On the Issuance Day, the Ordinary Shares underlying the Acceptance Notices shall be issued to the Offerees through the nominee company (hevra lerishumim), in accordance with their holdings of the Series F debentures and the Exchange Ratio.

8.1.4.
The Ordinary Shares underlying the Acceptance Notices shall be registered for trade on the TASE on the Trading Day following the Issuance Day and shall begin trading as of the first Trading Day thereafter.

8.1.5.
It should be noted that assuming that the Exchange Offer is fully subscribed for, the aggregate par value of the remaining Series F debentures registered for trading after the exchange may not be lower than the total product of the remaining installments, as defined in Section 2.8.a.3.d of Chapter B to the amended Prospectus (with respect to the Series F debentures, such amount is equal to NIS 6.4 million as of the date hereof, which is the product of the last minimal repayment amount (as defined pursuant to the TASE articles, which as of the date hereof is equal to NIS 3.2 million, multiplied by the number of principal installments remaining).

8.1.6.
It should be further noted that according to the TASE articles and guidelines regarding the threshold value of the public's holdings of the Series F debentures which would result in their delisting from trading on the TASE (which is equal to NIS 1.6 million as of the date hereof, the "Delisting Value"), the value of the public's holdings of the Series F debentures remaining listed for trading following the consummation of this Exchange Offer must be higher than the Delisting Value.

8.2.
The Series F debentures which shall be purchased by the Company shall be immediately cancelled and delisted from trade on the TASE. The Company shall request the TASE Clearing House to immediately withdraw the certificates of the Series F debentures which shall be purchased by it. It is hereby clarified that the delisting from trade of the purchased Series F debentures shall be executed only after the Ordinary Shares shall be fully issued by the Company to Offerees who accepted the Exchange Offer in accordance with its terms.

9.	Company's Ability to Amend the Offering Report

9.1.
In accordance with Regulation 22(a) of the Purchase Offer Regulations, the Company may, by no later than one Business Day prior to the Last Acceptance Date, amend the Purchase Offer in such way to improve the terms offered to the Offerees, provided that the Company shall also amend the Offering Report accordingly and submit a copy of the amendment to the ISA, to the TASE (subject to the TASE's approval for such amendment) and publish such amendment within one Business Day from the delivery date of the notice, in two daily newspapers of mass circulation and published in Israel in the Hebrew language (the "Amendment Notice"). In the event the Company so amends the Exchange Offer, during the three Business Days prior to the last Acceptance Date, the Last Acceptance Date specified under Section 5.2 above shall be postponed, such that the new Last Acceptance Date shall be no earlier than three Business Days from the amendment date and not later than the later of (i) five Business Days from the amendment date, and (ii) sixty (60) days from the date of this Offering Report. In such event, the Last Acceptance Date and the Issuance Day shall be postponed accordingly. Notice regarding the postponed last Acceptance Date shall be included in the Amendment Notice, all as set forth in Regulation 22(a) of the Purchase Offer Regulations.

9.2.
In accordance with Regulation 22(c) of the Purchase Offer Regulations, the Company may amend the Offering Report, provided that such amendment does not affect the Offerees' considerations regarding the feasibility of the Purchase Offer, by no later than one Business Day prior to the Last Acceptance Date. The Company shall provide notice and publication of such amendment, as specified in Section 9.1 above.

9.3.
Notwithstanding the foregoing in Sections 9.1 and 9.2 above, the Company will not amend the Offering Report, unless the Coordinator confirms that its undertaking as specified in Section 10 herein shall also apply to the amended terms, or unless the Company receives such guarantee from another TASE Member.

10.	Coordinator's Undertaking

10.1.	The Company's undertakings to transfer the consideration under this Offering Report are guaranteed by the Coordinator.

10.2.
The Company undertakes to abide by the obligations concerning the issuance of Ordinary Shares under the provisions of this Offering Report and to accept the Exchange Offer accordingly, in order to enable issuance of Ordinary Shares to the Offerees, who accept the Exchange Offer as set forth herein.

10.3.	The Company's undertaking to carry out its duties in accordance with the Offering Report satisfies the Coordinator.

11.	Details Concerning the Company's Agreements

The Company is not a party to any agreement, arrangement or understanding concerning the Company's securities, as such term is defined in Regulation 15 of the Purchase Offer Regulations.

12.	Offerees' Notices Concerning Intention to Accept or Decline the Exchange Offer Received by the Company

As of the date of the Offering Report, no notices have been received by the Company from any of the Offerees with respect to their intention to accept or not to accept the Exchange Offer.

13.	Taxation

13.1.
The Company applied for the ITA's approval for a tax ruling and on February 24, 2015, received the ITA's tax ruling (the "Tax Ruling"), according to which the exchange of Series F debentures for Ordinary Shares under the Exchange Offer is a tax event for holders of Series F debentures who accept the Exchange Offer, for all purposes, and the provisions of the Israeli Income Tax Ordinance, 1961 (the "Ordinance"), shall apply, according to which such exchange shall qualify as a sale by the holders of Series F debentures who accept the Exchange Offer (hereinafter in Section 13, the "Exchanged Securities"), in consideration for issuance of Ordinary Shares (hereinafter in Section 13, the "Offered Securities").

13.2.
As set forth in the Ordinance and the Tax Ruling, the consideration for the Exchanged Securities shall be calculated based on the value of Offered Securities to be received in exchange for the Exchanged Securities. For the purpose of calculating the tax deriving from the sale of the Offered Securities and withholding such tax at source, the consideration shall be the amount of Offered Securities issued to holders of Series F debentures who accept the Exchange Offer, multiplied by the average closing price of the Offered Securities during the last three Trading Days prior to the exchange date. The actual exchange date shall be the issuance date of the Offered Securities to Offerees who accept the Exchange Offer.

13.3.
According to the Tax Ruling, upon the sale of the Exchanged Securities, tax shall be withheld at source from the consideration attributed to the capital gain resulting from such sale, on the exchange date, in accordance with the Income Tax Regulations (Withholding from Consideration, from Payment or from Capital Gain in the Sale of Securities or in a Future Transaction), 2002. In addition, the exchange date shall qualify as the sale date.

13.4.
For the purpose of withholding at source upon sale of the Offered Securities received pursuant to the Exchange Offer, the consideration (as specified in Section 13.2 above) shall be the original price of such securities. In addition, the purchase date for this matter shall be the actual exchange date.

13.5.
The Company shall file an immediate report not later than the end of the first Trading Day following the exchange date, detailing the consideration received in connection with the Exchanged Securities, including the value and closing prices of the Offered Securities as set forth above and the consideration from the exchange  )as applicable with respect to the Exchanged Securities).

13.6.
It is hereby clarified that the description above and the Tax Ruling relate to the tax withholding at source from Offerees who exchange the Series F debentures through the Exchange Offer and may not constitute the full tax liabilities of the Offerees. Classification of the income to be received by the holders of Series F debentures shall be assessed by the relevant assessing officer of the ITA, and the above description does not classify such income for tax purposes. It is hereby clarified that the tax shall be withheld at source by the TASE Members and that any holder who has accepted the Exchange Offer and has not obtained by the exchange date the relevant exemption from withholding tax at source shall be required to pay the tax withheld at source due to the exchange from his means.

The description above is general in nature and is not intended, and should not be construed, as legal or professional tax advice with respect to any specific holder in light of the fact that the specific circumstances of each holder are different. Each holder of Series F debentures wishing to participate in this Exchange Offer is advised to consult a tax advisor as to the tax consequences which apply to him in light of his specific circumstances and the Ordinary Shares offered under this Offering Report.

14.	ISA Authority

14.1.
In accordance with Regulation 23 of the Purchase Offer Regulations, the Company shall furnish to the ISA in writing any explanations, details, information and documents relating to matters included in this Offering Report and to any other matter which the ISA deems appropriate to be included pursuant to the Purchase Offering Regulations, to the ISA’s demands or to the demand of any of its authorized employees. Moreover, should the ISA, or any of its authorized employees, believe that the Offering Report does not provide all the information necessary for a reasonable offeree or that the Offering Report does not fully comply with the provisions of the Purchase Offer Regulations, the ISA may instruct, during the Acceptance Period, postponement of the Last Acceptance Date and may further instruct, after providing the Company with an appropriate opportunity to present its arguments before it, the Company to file an amendment to the Offering Report or an amended Offering Report in the manner prescribed by the ISA within one Business Day or within such other period as shall be determined by the ISA.

14.2.
ISA may require a postponement of the Last Acceptance Date, if it deems appropriate for the protection of the Offerees' interests. Should the ISA so instruct, the provisions of Section 9.1 of the Offering Report shall apply.

14.3.	Should the ISA so instruct, this Exchange Offer shall not be executed prior to the Company meeting the ISA's requirements in full.

14.4.
In the Event that the ISA instructs that the Company postpone the Last Acceptance Date, the Coordinator's guarantee shall continue to apply in its entirety, unless the Coordinator has otherwise promptly notified the Company. Should the Company receive such notification, the Company shall promptly provide a notice accordingly, as required under Regulation 25(a) of the Purchase Offer Regulations.

15.	Refraining From Arrangements

By signing this Offering Report:

15.1.
By signing this Offering Report, the Company and its directors undertake to refrain from arrangements that are not detailed in the Shelf Prospectus and/or in this Shelf Offering Report, in connection with the offering of the securities under the Shelf Prospectus and Shelf Offering Report, their issuance and circulation to the public, and further undertake to refrain from granting the purchasers of securities under the Shelf Offering Report with additional rights to sell such securities not otherwise detailed herein.

15.2.
By signing this Offering Report, the Company and its directors undertake to notify the ISA of any arrangement contradicting their undertakings specified in Section 15.1 of the Offering Report, known to them.

15.3.
By signing this Offering Report, the Company and its directors undertake to refrain from entering into arrangements with any third party, who to the best of their knowledge, has entered into arrangements in contravention with Section 15.1 of the Offering Report.

16.	Permits and Approvals

The Company has received all permits, approvals and licenses required by law for publishing this Offering Report.

It is hereby noted that the Company filed a request with the TASE to register the Ordinary Shares offered by means of exchange offer under this Offering Report for trading, and the TASE has approved such request.

The TASE approval shall be construed as approval to the details specified in this Offering Report, and their reliability and completeness, but does not serve as an opinion with respect to the Company or the nature of the securities offered in the Offering Report or the price at which they are offered.

17.	Payment of Fee

In accordance with Regulation 4A of the Securities Regulations (Application Fee for the Grant of Permission to Publish a Prospectus), 1995, the Company shall pay to the ISA the additional fee for the Ordinary Shares offered under this Offering Report.

18.	Proceeds and Objectives of the Issuance; Issuance Related Expenses

18.1.	The Company shall not receive any cash consideration from the issuance of securities under the Offering Report.

18.2.	The offering of Ordinary Shares under the Offering Report is not being underwritten.

18.3.
Leader Underwriters (1993) Ltd. ("Leader"), Clal Finance Underwriting Ltd., Barak Capital Underwriting Ltd. and Yair Capital Issuing and Finance Ltd. (together with Leader, the "Distributors"), shall serve as distributors for this Offering Report.

For provision of their services, the Distributors shall receive (a) a base distribution commission in an amount equal to 0.25% of the par value of the Ordinary Shares which shall result from the exchange of the Series F debentures under this Offering Report. Distribution of these commissions between the Distributers shall be in Leader's sole discretion; and (b) a performance commission which shall be paid in accordance with the Company's sole discretion to one (or more) of the Distributers, in an amount which shall not exceed 0.40% of “the value of Ordinary Shares” which shall result from the exchange of the Series F debentures under this Offering Report or under any future conversion or exchange of any of the Company's convertible securities. For the purposes of this Section 18.3, "the value of Ordinary Shares" shall mean the closing price of the Company's shares on the TASE on the day such shares were issued pursuant to this Offering Report, multiplied by the amount of shares which resulted from the abovementioned exchange and/or conversion.

18.4.
The expected expenses attributed to the Exchange Offer (assuming full acceptance) are in the amount of approximately NIS 3 million and include, in addition to payment to the Distributers, attorneys fees and other expenses related to preparing and filing the Exchange Offer, the Coordinator fee in the total amount of NIS 30,000 and TASE fees regarding examination and registration of the securities. VAT shall be added to all applicable amounts, as required by law. In addition, the ISA fee specified in Section 17 above shall also apply.

19.	The Board of Directors' Reasons for the Exchange Offer

The Board of Directors based its decision to file the Exchange Offer in order to decrease substantial future interest payments, reduce the Company's debt, increase the shareholders’ equity, improve the Company's profitability and strengthen its financial ratios and balance sheet, as a result of the Company's debt having been exchanged for equity by means of exchanging the Series F debentures for Ordinary Shares. The Company's Board of Directors further resolved that the consideration offered in the Exchange Offer is appropriate considering the market price of the Series F debentures and the market conditions.

20.	Details concerning Interested Parties

Set forth below are details concerning holdings of the Company's shareholders who hold 5% or more of the Company's issued and outstanding ordinary shares, and the holdings of the other shareholders of the Company: as of the date hereof, following the issuance of the Ordinary Shares (assuming this Exchange Offer shall be accepted in full), and on a fully diluted basis:

Shareholders	Holdings and Holdings Percentage as of the Date hereof		Holdings and Holdings Percentage following Shares Issuance		Holdings and Holdings Percentage following Shares Issuance on a Fully Diluted Basis
Kenon Holdings Ltd.	18,030,039	26.78%	18,030,039	25.27%	19,702,502	18.90%
RIMA Senvest Management LLC	3,857,705	5.73%	3,857,705	5.41%	3,857,705	3.70%
Public	45,438,478	67.49%	49,474,034	69.32%	80,659,976	77.40%
Total	67,326,222	100%	71,361,778	100%	104,220,183	100%

21.	The Company's Representatives for the Offering Report

The Company's representative for the Offering Report is Adv. David H. Schapiro and/or Johnatan Shtark of Yigal Arnon & Co. Law Office, telephone: +972 3 608777, fax: +972 3 6087123.

22.	Information about the Company

This shelf offering report relates to the offering of Ordinary Shares in exchange for Series F Convertible Debentures.  For information about such securities and the terms of the Exchange Offer, see Sections 1 to 3 above.

22.1    Risk Factors

The market price of our ordinary shares could be adversely affected by this exchange offer

    As of February 28, 2015 we had approximately 66 million outstanding ordinary shares and approximately $130 million Series F convertible debentures (par value) outstanding.  Assuming that all Series F convertible debentures are exchanged for ordinary shares in this exchange offer (or otherwise converted before their maturity date) or later converted before their maturity date, we would issue up to approximately 13 million ordinary shares, while reducing our outstanding debt liabilities by up to $130 million.  The impact of the issuance of shares underlying the debentures, pursuant to this exchange offer or otherwise, or the expectation of such future sales upon future conversions, could negatively affect the market price of our ordinary shares.

22.2    Capitalization and Indebtedness

    The following table sets forth our long-term debt, debentures and capitalization as presented in our balance sheet as of December 31, 2014 and “As Adjusted” amounts as if (i) the exchange of NIS 45,280,000 Series F convertible debentures and issuance of 4,035,556 ordinary shares described in Section 3.1 had occurred on December 31, 2014 and (ii) as if the 288,029,998 Series F convertible debentures which were converted between January 1, 2015 to March 10, 2015 for 7,939,960 ordinary shares had been converted on December 31, 2014. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and other financial information incorporated by reference into this prospectus. The “As adjusted” amounts do not include any issuance expenses related to the Exchange Offer and the 2015 converted Series F debentures.

	(US dollars in thousands)
	Actual	As Adjusted
Long-term bank loans (including current maturity)	169,776	169,776
Debentures (including current maturities)	217,310	146,150
Long-term customers’ advances	6,272	6,272
Other long-term liabilities	114,901	114,901
Shareholders’ equity: Ordinary Shares, NIS 15.00 par value per share*;	235,117	281,307
Additional paid-in capital	1,137,946	1,211,059
Capital notes	60,704	60,704

Accumulated other comprehensive loss	(376)	(376)
Accumulated stock based compensation	50,017	50,017
Foreign currency translation adjustments	(36,253)	(36,253)
Accumulated deficit	(1,244,007)	(1,292,151)
Treasury stock, 1,300,000 shares	(9,072)	(9,072)
Total shareholders’ equity	194,076	256,236
Non controlling interest	1,485	1,485
Total equity	195,561	266,721
Total capitalization	703,820	703,820
______________

*150,000,000 authorized shares 58,119,716 issued shares; 70,095,232 "as adjusted" issued shares 58,033,049 outstanding shares; 70,008,565 "as adjusted" outstanding shares

The information set forth on an actual basis in the foregoing table excludes the following securities as of December 31, 2014

(i)	Approximately 7.5 million ordinary shares issuable upon exercise of outstanding options;

(ii)	Approximately 8.6 million ordinary shares issuable upon exercise of outstanding warrants;

(iii)	Up to approximately 25.5 million ordinary shares issuable upon conversion of outstanding debentures; and

(iv)	Approximately 4.5 million ordinary shares issuable upon conversion of equity equivalent capital notes.

22.3     Use of Proceeds

    We will not receive any cash proceeds from the Exchange Offer.

22.4    Expenses of the Offering

The aggregate amount that we will pay for arrangement fees and our other commissions and expenses in connection with this offering is approximately NIS 3 million.

22.5    Material Changes

    Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 and in our Reports on Form 6-K subsequently filed or furnished under the Exchange Act and incorporated by reference in this Prospectus Supplement, no material changes have occurred since December 31, 2013.

22.6    Legal Matters

    Yigal Arnon & Co., our Israeli counsel, will pass upon matters of Israeli law for us with respect to securities offered by this Prospectus Supplement.  Eilenberg & Krause LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this Prospectus Supplement.

22.7    Incorporation of Certain Information by Reference

    We are allowed to incorporate by reference the information we file with the U.S. Securities and Exchange Commission and the Israel Securities Authority, which means that we can disclose important information to you by referring to those documents.  Information incorporated by reference is part of this prospectus.

    We are incorporating by reference in this prospectus the base Shelf Prospectus as well as the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act prior to the termination of this offering.

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, originally filed with the SEC on May 14, 2014 and as amended on November 17, 2014; and

•	Report on Form 6-K furnished to the SEC on March 4, 2014.

    As you read the above documents, you may find inconsistencies in information from one document to another.  If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in this prospectus  All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

You may obtain a copy of any or all of these filings at no cost, by writing or telephoning us at the following address:

Tower Semiconductor Ltd.

P.O. Box 619

Migdal Haemek, Israel, 23105

Tel: 972-4-650-6611

E-mail: noit.levi@towerjazz.com

Attention: Investor Relations

    You should rely only on the information contained or incorporated by reference in this prospectus or any supplement thereof.  We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any arranger or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date that is indicated in this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

22.8   Where You Can Find More Information

    Tower’s ordinary shares are listed on the NASDAQ Global Market and Tower is subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, Tower files reports with the SEC, including its annual report on Form 20-F and its interim financial information on Form 6-K on a quarterly basis.  Tower also furnishes certain other material information to the SEC on Form 6-K. You may read and copy documents Tower has filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room.

    As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at http://www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at http://www.magna.isa.gov.il and from commercial document retrieval services. Tower also generally makes available on its web site (http://www.towerjazz.com) its quarterly and year-end financial statements as well as other information. The information available on Tower’s website is not a part of this prospectus.

    Tower’s ordinary shares are also listed on the Tel Aviv Stock Exchange.  Tower files reports in Israel pursuant to the rules of the Israeli Securities Law for companies that are listed both on the TASE and the NASDAQ.  These reports, and any additional Hebrew language reports that Tower may file, are available for public view on the website of the Israel Securities Authority at http://www.magna.isa.gov.il.  We undertake no obligation to the holders of the securities being offered by this prospectus to publish any reports that are not required by applicable law.

23.       Legal Opinion

   The Company has received the following legal opinion:

Date: March 11, 2015

To
Tower Semiconductor Ltd.
Ramat Gavriel Industrial Area
Migdal Haeemek, 23105

Dear Sir/Madam,

Re:   The Company’s Shelf Offering Report dated March 11, 2015 (“Shelf Offering Report”)

Reference is hereby made to the Company’s Shelf Prospectus dated February 18, 2013, as amended on March 11, 2015 (the “Shelf Prospectus”) and to the Shelf Offering Report, and with respect thereto we hereby confirm the following at your request:

1.	The rights attached to the securities being offered pursuant to the Shelf Offering Report have been described in an accurate manner in the Shelf Prospectus and in the Shelf Offering Report.
2.	Your Company is authorized to issue the offered securities in the manner described in the Shelf Prospectus and in the Shelf Offering Report.
3.	The Company’s directors are duly appointed and their names are included in the Shelf Prospectus and in the Shelf Offering Report.

We agree to have this opinion included in the Shelf Offering Report.

Respectfully, David H. Schapiro, Adv. Yigal Arnon & Co.

 1 Azrieli Center, Tel Aviv 6702101, Israel | Tel: (+972) 3 608 7777 | Fax: (+972) 3 608 7724
31 Hillel Street, Jerusalem 9458131, Israel | Tel: (+972) 2 623 9239 | Fax: (+972) 2 623 9233
www.arnon.co.il | info@arnon.co.il

Company Signatures

TOWER SEMICONDUCTOR LTD.

Directors

Amir Elstein
Chairman

Sagi Kabla
Director

Kalman Kaufman Director

Rami Guzman
Director

Yoav Doppelt
Director

Ilan Flato
Director

Dana Gross
Director

Alex Kornhauser
Director

Exhibit A - Acceptance Notice

To:

Tower Semiconductor Ltd.

Through the TASE member ______________ Ltd.

Dear Sir/Madame,

Re: Series F Debentures of Tower Semiconductor Ltd. (the “Company”)

I hereby refer to the shelf offering report and specification of the exchange offer provided therein, published by the Company on March 11, 2015 (the "Offering Report"), whereby the Company offered to purchase up to NIS 145,280,000 Series F debentures par value of the Company in consideration for issuance of the Company's ordinary shares in such manner and amount provided in the Offering Report (the "Exchange Offer").

Whereas I am the owner and holder through the TASE member named above, deposit No. _________ in your branch No.____________, of NIS ____________ Series F debentures par value of the Company, and whereas I wish to accept the Company's Exchange Offer provided in the Offering Report, with respect to NIS ____________1 Series F debentures par value of the Company, therefore, an Acceptance Notice, as such term is defined in the Offering Report, is hereby given, and a commitment to transfer said debentures, i.e., NIS ____________2 Series F debentures par value of the Company (the "Transferred Series F Debentures").

I hereby declare and undertake, that the Transferred Series F Debentures are free of any charge, lien, forfeiture, undertaking, debt or any third party right as of the date of this Acceptance Notice, and further certify and undertake that the Transferred Series F Debentures shall be in such state on the date of their transfer to the Company's name pursuant to the Offering Report.

I hereby declare and undertake not to confer any right to the Transferred Series F Debentures on any third party and not to execute any disposition or transaction thereby, either through a stock exchange or outside it, until and including the date of their transfer under the Company's name, including during the period from the last acceptance date through the Issuance Day, as such term is defined in the Offering Report.

I acknowledge that the accuracy of my declarations provided above are conditions precedent for the purchase of the Transferred Series F Debentures by the Company and payment of the consideration thereof.

1  Please fill in the maximum amount of Series F debentures included in the Acceptance Notice; i.e., the full amount of the debentures (Series F) in the said securities deposits or such a smaller amount, to the  holder's discretion.

2 See footnote 1 above.

Please transfer the consideration for the Transferred Series F Debentures to my account No. ___________ at - ____________ branch, ____________.

_______________________

(ID No. / Company No.)

_______________________

(Name)

_______________________

(Signature)

Exhibit B – TASE Member Acceptance Notice

To:

______________________ (the "Coordinator")

Dear Sir/Madame,

Re: Series F Debentures of Tower Semiconductor Ltd. (the “Company”)

We hereby refer to the shelf offering report and specification of exchange offer provided therein, published by the Company on March 11, 2015 (the "Offering Report"), whereby the Company offered to purchase up to NIS 145,280,000 Series F debentures par value of the Company in consideration for issuance of the Company's ordinary shares in such manner and amount provided in the Offering Report (the "Exchange Offer").

1. We have received a total of ____________ acceptance notices concerning notices of holders of Series F debentures, who wish to exchange by the Exchange Offer a total of NIS ____________ Series F debentures par value of the Company (the "Transferred Series F Debentures").

2. A table below detailing the total amount of the Series F debentures referred to in the acceptance notices we have received is attached hereto.

This notice shall be construed as a TASE Member acceptance notice as provided in Section 6 of the Offering Report and shall further be construed as an undertaking to transfer the Series F debentures to which such acceptance notices refer to, and shall further be construed as a declaration according to which the Transferred Series F Debentures are free of any charge, lien, forfeiture, debt or any third party right as of the date of this acceptance notice, and that the Transferred Series F Debentures shall be in such state on the date of their transfer under the Company's name pursuant to the Offering Report.

We hereby declare and undertake not to confer any right to the Transferred Series F Debentures on any third party and not to execute any disposition or transaction thereby, either through a stock exchange or outside it, until and including the date of their transfer under the Company's name, including during the period from the last acceptance date through the Issuance Day, as such term is defined in the Offering Report.

We acknowledge that the accuracy of our declarations provided above are conditions precedent for the purchase of the Transferred Series F Debentures by the Company and payment of the consideration thereof.

Please transfer the consideration for the Transferred Series F Debentures to our TASE Clearing House account.

_________________ Signature and stamp ________________ Date	___________________ TASE Member No. ____________________ TASE Member Name

Amount of Transferred Series F Debentures

Number of Notices Referring to the Amount of Series F Debentures *	Amount of Series F Debentures to which the Acceptance Notices Referred	Total **

* This number refers to the total number of all notices received, which referred to any particular amount of Series F debentures. For example - if a total of 10 notices, each referring to the exchange of 1,000 Series F debentures, were received, such number shall be "10".

** The total number of notices received, which referred to the required amount of Series F debentures to be exchanged, multiplied by the amount of Series F debentures to which the acceptance notices referred.

Exhibit C – Additional Approvals

To

Israel Securities Authority
Via the MAGNA system

Re: Tower Semiconductor Ltd. – Shelf Prospectus Report dated March 11, 2015

On behalf of Tower Semiconductor Ltd. (the "Company"), I hereby certify receipt of all approvals and permits required under any applicable law for the purpose of publishing the Company's shelf prospectus report under the Company's shelf prospectus dated February 18, 2013, as amended on March 10, 2015.

Sincerely, Johnatan Shtark